Exhibit 10.76

August 13, 2015

By Hand

Martin P. Rosendale

1915 Long Corner Road

Mount Airy, MD 21771

Dear Marty:

As we have discussed, your last day of work with Nuo Therapeutics, Inc. f/k/a Cytomedix, Inc. (“Nuo Therapeutics” or the “Company”) will be today, August 13, 2015. This letter agreement (“Agreement”) sets forth the terms of your separation from the Company. As this is a legal document, you are advised to consult with an attorney before signing it.

1.            Separation Date. The effective date of your separation from Nuo Therapeutics will be August 15, 2015 (“Separation Date”). Your last day of work will be August 13, 2015. You will be paid your regular base salary through the Separation Date. You will also be paid your 244 accrued but unused vacation hours in the amount of $45,164.40. You must submit your final expense report, if any, no later than August 31, 2015, and you will be reimbursed in accordance with Company policy. All benefits incident to your employment cease as of the Separation Date, subject to your right to elect COBRA.

2.            Consideration. In exchange for your agreeing to and complying with the terms of this Agreement (including the general release it contains), Nuo Therapeutics will pay or provide the following:

(a)            Your regular base salary from the Separation Date through February 15, 2016 (“Salary Continuation Date”), less applicable taxes, on the Company’s regular paydays, provided however, that your initial salary continuation payments may be deferred by up to ten (10) business days after the Effective Date of this Agreement (as defined in paragraph 14(g) below);

(b)            A lump sum of $192,500, less applicable taxes, after January 1, 2016 but no later than February 28, 2016 provided that the Company secures funding or funding commitments (included tranched or milestone based funding) that covers its 2016 operating plan as established by the Board of Directors, and provided further that if Company’s funding (as of February 28, 2016) is not sufficient to cover the 2016 operating plan, the lump sum payment will be paid when such funding is sufficient to cover the 2016 operating plan, but no later than December 31, 2016;

(c)            Assuming that you sign below and that you elect COBRA continuation for your medical, dental, and/or vision coverage, you will receive such coverage as you elect to continue on the same terms and conditions as active employees through your Salary Continuation Date. Until the earlier of (i) twelve (12) months after your Salary Continuation Date, or (ii) you become eligible for comparable benefits from another employer, the Company will reimburse you for the cost of your COBRA coverage. Thereafter, you will have the right to continue such coverages at your expense through COBRA.

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3.            Indemnification and Potential Consulting. Consistent with the Company’s bylaws, the Company will continue to indemnify you with respect to any actions taken or omissions made by you serving as an officer or director of the Company. In view of the Company’s potential need for your services after the Separation Date, you agree to make yourself available for consulting with the Company upon such reasonable terms upon which the Company and you may agree. The Company’s indemnification obligation will continue with respect to any actions taken or omissions made by you serving as a consultant to the Company. The Company and you hereby ratify and confirm that they entered into an Indemnification Agreement dated November 11, 2014 and that in the event that there is any conflict between the indemnification provisions in this paragraph and said Indemnification Agreement, the Indemnification Agreement shall govern.

4.            Acknowledgement of Equity. The Company and you recognize and acknowledge that you own 229,149 shares of the Company’s common stock and 1,315,000 vested options pursuant to the terms of the individual grant agreements pursuant to which such options were granted and the Company’s stock option plan.

5.            Acknowledgement of Receipt of all Remuneration. Except as set forth in paragraphs 2, 3, and 4 above, you agree and acknowledge that you are not entitled to receive any payments, commissions, bonuses, severance, benefits, equity, options, or other remuneration of any kind.

6.            General Releases. (a) In exchange for the salary and benefits continuation provided pursuant to this Agreement, you, on behalf of yourself and your heirs, executors, administrators and assigns, hereby irrevocably, fully, and unconditionally release and forever discharge jointly and severally Nuo Therapeutics and any and all of its current and former direct and indirect affiliates, divisions, partners, its employment benefit plans and trustees, fiduciaries and administrators of these plans and any of the foregoing parties’ present or past employees, officers, directors, stockholders, members, joint ventures, agents and contractors and each of their predecessors, successors and assigns (collectively “Released Parties”), from all actions, claims, obligations, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, which you ever had, now have or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing occurring up to and including the date you sign this Agreement, including, but not limited to any claim under the Age Discrimination in Employment Act (“ADEA”), Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Credit Reporting Act (“FCRA”), the Family and Medical Leave Act (“FMLA”), the Occupational Safety and Health Act of 1970 (“OSHA”), the Rehabilitation Act of 1973, the Sarbanes Oxley Act of 2002, Title VII of the Civil Rights Act of 1964, the Workers Adjustment and Restraining Notification Act (“WARN”), the Maryland Equal Pay Law, the Maryland Fair Employment Practices Act, the Maryland Parental Leave Law, and any and all federal, state and local laws, rules, regulations or common law relating to discrimination, retaliation, whistleblowing, defamation, misrepresentation, fraud, tortious interference, wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress; and any and all claims you may have against any of the Released Parties, including, but not limited to, any claims arising under your Employment Agreement with Nuo Therapeutics dated May 14, 2014 (the “Employment Agreement”).

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(b) In exchange for your obligations under this Agreement, Nuo Therapeutics and Nuo’s past, present and future parents, subsidiaries and affiliates or any party claiming by or through Nuo hereby irrevocably, fully, and unconditionally releases and forever discharges jointly and severally you, your heirs, executors, administrators and assigns from all actions, claims, obligations, liabilities, demands and causes of action, known or unknown, fixed or contingent, in law or equity, which the Company ever had, now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing occurring up to and including the date the Company signs this Agreement, provided however, that the Company does not release you from any claims related to fraud or criminal conduct.

7.            Cooperation. You agree that you will reasonably cooperate with Nuo Therapeutics and its officers and employees to provide transition support in connection with any matter on which your cooperation may reasonably be requested or of which you had knowledge. You agree that, in the event that you are subpoenaed by any person or entity (including but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to your employment with Nuo Therapeutics, you will give prompt notice of such request (unless prohibited by law) to the Chief Financial Officer of Nuo Therapeutics and will, to the extent practicable, make no disclosure until Nuo Therapeutics has had a reasonable opportunity to contest the right of the requesting party or entity to such disclosure. You further agree that, in the event that you are contacted by any person or entity regarding information concerning Nuo Therapeutics or one of its affiliates, you will give prompt notice of such request (unless prohibited by law) to the Chief Financial Officer of Nuo Therapeutics, and will make no disclosure until Nuo Therapeutics has had a reasonable opportunity to respond to your notification.

8.            Restrictive Covenants. You agree that, beginning on the Separation Date, and continuing for a period of six (6) months thereafter, you will not directly or indirectly: (a) organize, own, manage, operate, join, control, finance, or participate in any business, enterprise or entity engaged anywhere in the world in competition with Nuo Therapeutics with respect to any business or activity that is substantially related to the development, marketing, distribution, sale, or concerned with autologous point of care platelet separation technology; (b) hire any person employed by or engaged to provide services relating to the business of Nuo Therapeutics, or employed or so engaged by Nuo Therapeutics within one (1) year prior to the Separation Date, or solicit, induce or attempt to induce any such person to leave the employment of Nuo Therapeutics; or (c) solicit or attempt to solicit any business from any of Nuo Therapeutics' customers, customer prospects, or vendors with whom you had contact with during your employment. Additionally, you acknowledge and agree that any writing, invention, design, system, process, development or discovery, conceived, developed, created or made by you, alone or with others, within one (1) year following the Separation Date is the sole and exclusive property of Nuo Therapeutics if it (i) relates to Nuo Therapeutics’ autologous point of care platelet separation technology and/or (ii) is based upon or related to information or processes learned or performed during your employment, whether or not it can or may be patented, registered, or copyrighted.

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9.            Return of Property. You hereby confirm and acknowledges that you have returned to the Company any and all equipment, security badges, keys, credit cards, passwords, files, confidential information, or other property of the Company and its subsidiaries over which you ever had possession, custody, or control in connection with your employment. You also affirm that you are in possession of all of your property that you had at the Company’s premises and that the Company is not in possession of any of your property.

10.            Non-Disparagement. Except as may be required by law, you agree not to engage in any form of conduct, or make any statements or representations, that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its management, officers and directors, and/or other direct or indirect affiliates of the Company and their respective management, officers and directors. Similarly, the Company agrees that it shall direct its officers and directors not to in any form of conduct, or make any statements or representations to any third parties, that disparage or otherwise impair your reputation, goodwill, or commercial interests.

11.            Choice of Law and Consent to Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions or principles. You irrevocably consent to the exclusive personal jurisdiction of the appropriate state or federal court for Montgomery County, Maryland and waive any objection you may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens.

12.            Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.            Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings regarding your employment with the Company and may not be modified or amended without the prior written consent of both parties hereto. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you, except for those set forth in this Agreement.

14.            Meaning of Signing This Agreement. By signing this Agreement, you expressly acknowledge and agree that:

(a)            You have carefully read this Agreement and fully understand what it means;

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(b)            You have been advised in writing to discuss this Agreement with an attorney before signing it;

(c)            You have been given at least forty-five (45) calendar days to consider this Agreement;

(d)            You have been given a list of the job titles and ages of all individuals eligible for this severance program and the job titles and ages of all individuals in the Company who are not eligible for this program (see Appendix A);

(e)            You have agreed to this Agreement knowingly and voluntarily; you were not subject to any undue influence or duress; and you are competent to execute this document;

(f)            You may revoke your acceptance of this Agreement within seven (7) days after you sign it by sending written Notice of Revocation by e-mail to Susan Ways (SWays@nuot.com); and

(g)            On the eighth (8th) day after you sign this Agreement (the “Effective Date”), this Agreement becomes effective and enforceable if it has not been revoked.

15.            Return of Signed Agreement. You may accept this Agreement by signing the Agreement and returning it by regular mail to Susan Ways, Nuo Therapeutics, Inc., 207A Perry Parkway, Suite 1, Gaithersburg, MD 20877 or by e-mail to Susan Ways (SWays@nuot.com), within forty-five (45) days after you receive it. In the event you do not accept this Agreement as set forth above, this Agreement, including but not limited to the obligation of the Company to provide the payment and other benefits described in Paragraphs 2 and 3 above, shall be deemed automatically null and void.

Nuo Therapeutics, Inc.

/s/ David Jorden

David Jorden
Interim Chief Financial Officer

Accepted and Agreed:

/s/ Martin P. Rosendale	Dated:	13 August	, 2015
Martin P. Rosendale